AGREEMENT FOR SERVICE

THIS AGREEMENT FOR SERVICE (this "Agreement") dated this _20th___ of _October________, 2010

BETWEEN

__David Ly____________, for the benefit of Iveda Solutions, Inc.
(OTC:IVDA)

(the "Customer")
OF THE FIRST PART

- AND -

RKH Capital Group (RKH CAPITAL) of 3411 Preston Road, #C13-226 Frisco, TX 75034
(the "Service Provider")
OF THE SECOND PART

BACKGROUND:
A.	The Customer is of the opinion that the Service Provider has the necessary qualifications, experience and abilities to provide services to the Customer.

B.	The Service Provider is agreeable to providing such services to the Customer on the terms and conditions set out in this Agreement.

IN CONSIDERATION OF the matters described above and of the mutual benefits and obligations set forth in this Agreement, the receipt and sufficiency of which consideration is hereby acknowledged, the parties to this Agreement agree as follows:

Services Provided
1.	The Customer hereby agrees to engage the Service Provider to provide the Customer with services (the "Services") consisting of the following activities:

a.	Writing a one-time company Advertisement (“the AD”) to be hosted online as a landing page, describing the Customer’s business as its self-defined.

b.
Creating a email (“the Email”) to create awareness and understanding of  the Customer’s business.  The Email will direct interested readers to the Service Provider’s and/or Company's web site, where a copy of the AD can be viewed or downloaded

c.
Once the Customer has approved both the content of the AD and the Email, the Service Provider will make the AD available on its website and will embark on an email campaign, sending the Email to its opt in email list.  The email campaign shall be conducted for a period of 6 months and will be targeted to addresses within the United States of America. Service Provider also agrees to drive traffic to the Company's web site through the use of Banner Advertising and Pay Per Click (PPC) advertising.

The Service Provider hereby agrees to provide such Services to the Customer.

Initials: _________

d.	Assisting on the creating or updating of Customer's Web Page to include a landing section for interested readers.

e.	Social Awareness Campaign using popular social networking sites including Facebook, MySpace, Twitter, etc.

f.	Monitor internet blogs and forums to help eradicate negative comments and misinformation about Customer

Term of Agreement
2.
The term of this Agreement will begin on the date of this Agreement (or on an otherwise mutually-agreed commencement date) and will remain in full force and effect for ONE month from that date, or at the completion of the maximum number of mailings as stipulated in this agreement, whichever is the sooner.

Agreement Date:    ___October 20, 2010___________
Requested Commencement Date:  ____October 20, 2010_________

Performance

3.
The parties agree to do everything necessary to ensure that the terms of this Agreement take effect.  This will include any actions required as a pre-requisite by the Customer.  (For example, possible changes required in the Customer’s processes, procedures, web site, etc., to re-direct investor communications to the Service Provider; spending time with the Service Provider to provide information needed to produce the initial “Customer AD”; and the like.)

Compensation
4.	For the services rendered by the Service Provider as required by this Agreement, the Customer will pay to the Service Provider compensation as follows:

A total payment of US$36,358 (Thirty-six Thousand Three Hundred Fifty Eight US dollars) in cash and 318,750 shares of restricted stock.

5.
This compensation will be payable at the commencement of the agreement per the following Schedule of Payment. Payment may be by wire transfer (preferred), credit card, cashier's check or company check. No services will be provided until the payment amount has been fully realized and/or the check has cleared. In an effort to expedite the process Stock Transfer should be made by way of Deposit/Withdrawal at Custodian (DWAC)

6.	Schedule of Payment

Month 1
$10,157 Cash, 68,750 shares of Restricted Stock
Month 2
$8,657 Cash, 50,000 shares of Restricted Stock

Initials: _________

Month 3
$8,657 Cash, 50,000 shares of Restricted Stock
Month 4
$4,067 Cash, 50,000 shares of Restricted Stock
Month 5
$2,410 Cash, 50,000 shares of Restricted Stock
Month 6
$2,410 Cash, 50,000 shares of Restricted Stock

$10,157 in Cash (first payment) due at the signing of this agreement. The remaining payments will be due on the 15th of each following month until completion. Sixty Eight Thousand Seven Hundred Fifty Shares (68,750) in Restricted stock to be paid upon commencement of this agreement the remaining stock certificates should be issued on the 15th of each following month. Should the cumulative value of the shares paid in Stock have a value less than $50,000, the Customer agrees to pay additional restricted shares to remedy the shortfall.

Additional Compensation
7.
The Service Provider understands that the Service Provider's compensation as provided in this Agreement will constitute the full and exclusive monetary consideration and compensation for all services performed by the Service Provider and for the performance of all the Service Provider's promises and obligations under this Agreement.

Provision of Extras
8.
The Customer agrees to provide, for the use of the Service Provider in providing the Services, the following extras: Appropriate allotment of time, and any and all accurate and timely information that will be necessary for Service Provider to carry out its obligations under the terms of this agreement.

Reimbursement of Expenses
9.
The Service Provider’s expenses for providing the services described in this agreement are included in the compensation amount.  Any services to be provided by the Service Provider to the Customer that are outside of the scope of this agreement will be subject to a separate agreement.

Performance Penalties
10.
No performance penalties are associated with this agreement.  It is agreed and understood by both parties that, whilst the objective of the Customer may be to generate awareness and understanding of its company, the Service Provider makes no guarantees of generating such awareness and shall be held completely free from any liability in this regard.

11.
It is agreed and understood that the Service Provider makes no representations on behalf of the Customer.  The content, claims and liabilities connected with the AD and the Email are the sole responsibility of the Customer.

Initials: _________

Confidentiality
12.
The Service Provider agrees that they will not disclose, divulge, reveal, report or use, for any purpose, any confidential information with respect to the business of the Customer, which the Service Provider has obtained, except as may be necessary or desirable to further the business interests of the Customer. The Customer agrees that they will not disclose, divulge, reveal, report or use, for any purpose, any confidential information with respect to the business of the Service Provider including this service agreement, which the Customer has obtained, except as may be necessary or desirable to further the business interests of the Service Provider or as may be necessary in order for Customer to comply with applicable securities laws.  This obligation will survive 1 year upon termination of this Agreement.

13.	Ownership of Materials

14.
All materials developed, produced (or in the process of being so) by the Service Provider under this Agreement, will be the property of the Customer. The use of the mentioned materials by the Customer will not be restricted in any manner.

15.	The Service Provider may retain use of the said materials and will not be responsible for damages resulting from their use for work other than services contracted for in this Agreement.

Return of Property
16.
Upon the expiry or termination of this Agreement, at the request of the Customer, the Service Provider will return to the Customer any property, documentation, records, or confidential information which is the property of the Customer.  Otherwise, after one month from the termination of this agreement, said property, documentation, records, or confidential information will be disposed of by the Service Provider in a manner deemed appropriate by the Service Provider.

Assignment
17.	The Service Provider will not voluntarily or by operation of law assign or otherwise transfer its obligations under this Agreement without the prior written consent of the Customer.

Capacity / Independent Contractor
18.
It is expressly agreed that the Service Provider is acting as an independent contractor and not as an employee in providing the Services under this Agreement. The Service Provider and the Customer acknowledge that this Agreement does not create a partnership or joint venture between them, and is exclusively a contract for service.

Modification of Agreement
19.
Any amendment or modification of this Agreement or additional obligation assumed by either party in connection with this Agreement will only be binding if evidenced in writing signed by each party or an authorized representative of each party.

Notice
20.	All notices, requests, demands or other communications required or permitted by the terms of this Agreement will be given in writing and delivered to the parties of this Agreement as follows:

Initials: _________

a.	__David Ly________, FBO, Iveda Solutions, Inc. (IVDA)
__________________________________
Attn: ___Steve Wollach______________
Phone: ___480 307-8700_____________

b.	RKH Capital Group (RKH CAPITAL)
3411 Preston Rd #C13-226.  Frisco, TX 75034
Fax Number: 214 755 4207
Email: cjensen@rkhcapital.com

or to such other address as to which any Party may from time to time notify the other in writing.

Costs and Legal Expenses
21.
In the event that legal action is brought to enforce or interpret any term of this Agreement, the prevailing party will be entitled to recover, in addition to any other damages or award, all reasonable legal costs and fees associated with the action, subject to negotiations via the 3rd party arbitration process.

Time of the Essence
22.	Time is of the essence in this Agreement. No extension or variation of this Agreement will operate as a waiver of this provision.

Entire Agreement
23.	It is agreed that there is no representation, warranty, collateral agreement or condition affecting this Agreement except as expressly provided in this Agreement.

Limitation of Liability
24.
It is understood and agreed that the Service Provider will have no liability to the Customer or any other party for any loss or damage (whether direct, indirect, or consequential) which may arise from the provision of the Services.

Indemnification
25.
The Service Provider will indemnify and hold the Customer harmless from any claims against the Customer by any other party, arising directly or indirectly out of the provision of the Services by the Service Provider.

Inurnment
26.	This Agreement will inure to the benefit of and be binding on the parties and their respective heirs, executors, administrators, successors and permitted assigns.

Currency
27.	Except as otherwise provided in this Agreement, all monetary amounts referred to in this Agreement are in United States dollars.

Titles/Headings
28.	Headings are inserted for the convenience of the parties only and are not to be considered when interpreting this Agreement.

Initials: _________

Gender
29.	Words in the singular mean and include the plural and vice versa. Words in the masculine mean and include the feminine and vice versa.

Governing Law
30.
It is the intention of the parties to this Agreement that this Agreement and the performance under this Agreement, and all suits and special proceedings under this Agreement, be construed in accordance with and governed, to the exclusion of the law of any other forum, by the laws of the State of Texas, without regard to the jurisdiction in which any action or special proceeding may be instituted.

Dispute Resolution
31.	In the event a dispute arises out of or in connection with this Agreement the parties will attempt to resolve the dispute through friendly consultation.

32.
If the dispute is not resolved within a reasonable period then any or all outstanding issues may be submitted to mediation in accordance with any statutory rules of mediation. If mediation is not successful in resolving the entire dispute or is unavailable, any outstanding issues will be submitted to final and binding arbitration in accordance with the laws of the State of Texas. The arbitrator's award will be final, and judgment may be entered upon it by any court having jurisdiction within the State of Texas.

Severability
33.
In the event that any of the provisions of this Agreement are held to be invalid or unenforceable in whole or in part, all other provisions will nevertheless continue to be valid and enforceable with the invalid or unenforceable parts severed from the remainder of this Agreement.

Waiver
34.
The waiver by either party of a breach, default, delay or omission of any of the provisions of this Agreement by the other party will not be construed as a waiver of any subsequent breach of the same or other provisions.

IN WITNESS WHEREOF the parties have duly executed this Service Agreement this

RKH Capital Group (RKH CAPITAL)

Name:	/s/ CASEY JENSEN
(Signed / Corp seal)

Customer: IVEDA SOLUTIONS

Title: President & CEO

Name:	/s/DAVID LY
(Signed / Corp seal)
Date: October 20, 2010

©2010 RKH Capital Group

Initials: _________